ITEM 77Q1(E)
SCUDDER FLAG INVESTORS COMMUNICATIONS FUND, INC.
AMENDMENT TO SUB-ADVISORY AGREEMENT

        This amendment to the Sub-Advisory Agreement is made effective this 2nd day of May, 2003 by and among Scudder Flag Investors Communications Fund, Inc., a Maryland corporation (the "Company," and each series of the Company, a "Fund"), Investment Company Capital Corp., a Maryland corporation (the "Advisor") and Alex. Brown Investment Management, a Maryland limited partnership (the "Subadvisor").
        WHEREAS, Advisor and Subadvisor entered into that certain Sub-Advisory Agreement dated June 4 1999 (the "Agreement"), setting forth the terms and conditions under which Advisor has engaged Subadvisor to provide subadvisory services with respect to the Company;
         WHEREAS, Advisor or its affiliates may, from time to time, engage other subadvisors to advise series of the Company (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control (each a "Subadvised Fund"); and
        WHEREAS, Advisor and Subadvisor desire to amend the Agreement to the extent required to rely on certain exemptive rules under the Investment Company Act of 1940, as amended, that permit certain transactions with a subadvisor or its affiliates (the "Rules").
        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby amend the Agreement as follows:
        1.	The Agreement is supplemented to add the following
provision:
        Subadvisor agrees that it will not consult with any other subadvisor engaged by Advisor with respect to transactions in securities or other assets concerning a Fund or another Subadvised Fund, except to the extent permitted by the Rules.
        2.	No changes to the Agreement are intended by the parties
other than the changes reflected in Section 1 of this Amendment, and all other provisions of the Agreement are hereby confirmed.
        IN WITNESS THEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

Scudder Flag Investors Communications Fund, Inc.

By:  /s/ Bruce A. Rosenblum
Name:  Bruce A. Rosenblum
Title:	Assistant Secretary


Investment Company Capital Corp.			Alex. Brown Investment
Management



By:  /s/ Richard T. Hale				By:  /s/ Bruce E.
Behrens

Name:	Richard T. Hale				Name:  Bruce E. Behrens
Title:	President					Title:    Vice
President and Principal